SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT
                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported) August 6, 1999


                   INTERNATIONAL SHIPHOLDING CORPORATION
            (Exact name of registrant as specified in its charter)


     Delaware                          2-63322               36-2989662
(State or other jurisdiction    (Commission File Number)   (IRS Employer
      of incorporation)                                   Identification No.)



650 Poydras Street, New Orleans, Louisiana                     70130
(Address of principal executive offices)                    (Zip Code)



                                 (504) 529-5461
             (Registrant's telephone number, including area code)


                                  Not applicable
        (Former name or former address, if changed since last report.)




ITEM 5.    OTHER EVENTS

     On August 6, 1999, the Company issued the following press release:

New Orleans, Louisiana, August 6, 1999 ... International Shipholding Corporation ("ISC") (NYSE: ISH) announced today that it has settled its outstanding contract litigation with Seminole Electric Cooperative, Inc. In the settlement, Seminole has paid approximately $23.0 million to Central Gulf Lines, Inc., a wholly owned subsidiary of ISC, and all agreements between Central Gulf and Seminole have been terminated. This settlement, less related expenses, and after offsets and previously accrued contract profits, will be reported in ISC's third quarter results.

The settlement fully resolves all litigation among Central Gulf, Seminole and their respective subsidiaries and affiliates. The litigation, which involved three separate lawsuits in state and federal courts in Florida, arose out of Seminole's unilateral termination of its contract with Central Gulf for the transportation of coal by Central Gulf from Mt. Vernon, Indiana to Gulf County, Florida. The contract, entered into in 1981, would have expired in 2004 according to its terms. Seminole notified ISC and Central Gulf on December 15, 1998, that it was terminating performance under the agreement, commencing alternative rail transportation and commencing the litigation. Seminole's stated purpose in instituting the litigation was to confirm Seminole's ability to terminate performance under the agreement, and establish the damages owed by Seminole to Central Gulf as a result of the termination.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (a)  Not applicable.

     (b)  Exhibits - none.


                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              INTERNATIONAL SHIPHOLDING CORPORATION


                              By:        /s/ Gary L. Ferguson
                                 -----------------------------------
                                          Gary L. Ferguson
                                         Vice President and
                                       Chief Financial Officer

Dated:  August 6, 1999